UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2022

BLUE RIDGE BANKSHARES, INC.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-39165	54-1470908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1807 Seminole Trail Charlottesville, Virginia	22901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (540) 743-6521

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	BRBS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2022, Judy C. Gavant was promoted to the position of President of Blue Ridge Bank, National Association (the “Bank”), a wholly-owned subsidiary of Blue Ridge Bankshares, Inc. (the “Company”), and was appointed to serve on the Bank’s Board of Directors. In addition to her role as President of the Bank, Ms. Gavant will continue to serve as Chief Financial Officer of the Bank and Executive Vice President and Chief Financial Officer of the Company. Brian K. Plum will continue to serve as Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company.

In connection with her promotion, Ms. Gavant entered into an amended and restated employment agreement, dated April 20, 2022, with the Company and the Bank that amends and restates her prior employment agreement, dated August 12, 2020, with the Company and the Bank. The new agreement provides for a two-year term that will expire on April 20, 2024; provided, that on April 20, 2024 and on each April 20th thereafter, the term of the agreement will be automatically extended for an additional one-year period unless either party gives written notice of nonrenewal at least 90 days before the end of the then-current term.

The agreement provides for a minimum base salary of $360,000 per year. Ms. Gavant will have the opportunity to earn annual cash bonus payments of up to 30% of her base salary. The agreement provides that she must receive an annual cash bonus in any year that the Chief Executive Officer of the Bank receives such a bonus and her annual cash bonus must be based on the same metrics, standards and parameters as those established for the Chief Executive Officer. Ms. Gavant will also be entitled to an annual long-term incentive award of 30% of her base salary.

The agreement provides for benefits in the event her employment is terminated by the Company without “cause” or by her for “good reason” (as those terms are defined in the agreement). In such cases, Ms. Gavant will be entitled to receive (i) her then-current base salary for the greater of the remainder of the term of her agreement or 12 months, and (ii) a welfare continuance benefit. The agreement provides for alternative benefits in the event her employment is terminated by Company without cause or by her for good reason within one year after a “change in control” (as such term is defined in the agreement) of the Company. In such cases, Ms. Gavant will be entitled to receive (i) any unpaid base salary through the date of termination, (ii) a welfare continuance benefit, (iii) a lump sum cash payment equal to two times the sum of (A) the greater of her base salary as of the date of termination or the date of the change in control, and (B) the average of her annual cash bonus paid or payable for the two most recently completed calendar years prior to the date of termination, and (iv) the shares underlying any equity incentive awards that are outstanding and unvested immediately before her termination (with any performance-based awards vesting at the “target” level). Ms. Gavant’s entitlement to the foregoing severance payments is subject to her execution of a release and waiver of claims against the Company and the Bank and her compliance with the restrictive covenants provided in the employment agreement.

The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants generally continue for a period of 12 months following the termination of her employment for any reason.

The foregoing summary description of Ms. Gavant’s amended and restated employment agreement is qualified in its entirety by reference to the agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On April 20, 2022, the Company issued a press release announcing Ms. Gavant’s appointment as President of the Bank. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement, dated April 20, 2022, by and among Blue Ridge Bankshares, Inc., Blue Ridge Bank, National Association and Judy C. Gavant.

99.1	Press Release, dated April 20, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE BANKSHARES, INC.

Dated: April 22, 2022	By:	/s/ Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

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